Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM ANNOUNCES DEFINITIVE

MERGER AGREEMENT WITH FORESTAR GROUP INC.

Forestar to Acquire Credo for $14.50 Per Share in All Cash Transaction

DENVER, COLORADO, June 4, 2012 — CREDO Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in the North Dakota Bakken and Three Forks, Kansas, Nebraska, the Texas Panhandle and Oklahoma, announced today that its board of directors has unanimously approved a definitive agreement pursuant to which Forestar Group Inc. (NYSE: FOR) will acquire all of the outstanding shares of Credo’s common stock for $14.50 per share, or approximately $146 million in the aggregate.  The transaction has also been approved by the board of directors of Forestar.

James T. Huffman, Chairman of the Board said: “We believe this transaction captures the value we have created since we began transitioning Credo from natural gas to oil about four years ago.  Forestar is a larger enterprise with significant oil and gas assets, and it is well positioned to accelerate the transition that we have set in motion.  We are excited to see this transaction completed and look forward to the synergy and leverage that the combined human and technical resources are expected to achieve.”

The transaction is expected to close in the second half of 2012, and is subject to a number of customary closing conditions, including approval of Credo’s stockholders.  The transaction is not subject to approval by Forestar stockholders nor is it subject to any financing conditions.

Houlihan Lokey Financial Advisors, Inc. and Northland Capital Financial Services, LLC are serving as financial advisors to Credo and Davis Graham & Stubbs LLP is serving as legal advisor to Credo in connection with the transaction. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to Forestar and Goldman, Sachs & Co. is serving as financial advisor to Forestar in connection with the transaction.

Additional Information Regarding This Transaction

In connection with the proposed transaction, Credo will file with the Securities and Exchange Commission (the “SEC”) a proxy statement. The definitive proxy statement will be mailed to stockholders of Credo. Credo urges investors to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information about the proposed transaction. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Credo with the SEC at the SEC’s website at www.sec.gov. The proxy statement (when it is available) may also be obtained for free by accessing Credo’s website at www.credopetroleum.com by clicking on the link for “Investor Relations”, then clicking on the link for “Proxy Statement”.

Participants in This Transaction

Credo and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Credo’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Credo’s stockholders in connection with the proposed transaction, including the interests of such participants in the proposed transaction, will be set forth in the proxy statement when it is filed with the SEC. You can find information about Credo’s executive officers and directors in Credo’s definitive proxy statement filed with the SEC on February 28, 2012.

About Credo

CREDO Petroleum Corporation (NASDAQ: CRED) is a publicly traded independent energy company headquartered in Denver, Colorado.  The Company is engaged in the exploration for and the acquisition, development and marketing of crude oil and natural gas in the Mid-Continent and Rocky Mountain regions with operations primarily in North Dakota, Kansas, Nebraska, Texas Panhandle and Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

About Forestar

Forestar Group Inc. operates in three business segments: mineral resources, real estate and fiber resources. At the end of first quarter 2012, the real estate segment owns directly or through ventures over 146,000 acres of real estate located in nine states and twelve markets in the U.S. The real estate segment has 16 real estate projects representing approximately 27,600 acres currently in the entitlement process, and 73 entitled, developed and under development projects in seven states and eleven markets encompassing over 16,000 acres, comprised of almost 27,000 residential lots and over 2,400 commercial acres. The mineral resources segment manages approximately 594,000 net acres of oil and gas mineral interests located principally in Texas, Louisiana, Alabama, and Georgia. Also included in the mineral resources segment is a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the expected terms and timing of the transaction.  All statements included in this press release, other than statements of historical facts, address matters that Credo reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of Credo.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially as a result of a variety of risks and uncertainties, including: the ability to obtain the approval of the transaction by Credo’s stockholders; the timing to consummate the proposed transaction; and the risk that a condition to closing of the proposed transaction may not be satisfied. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Credo. Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in Credo’s Annual Report on Form 10-K/A for more information.  Although Credo may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

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Contact:	Michael D. Davis
Chief Operating Officer and CEO (Interim)
or
Alford B. Neely
Chief Financial Officer
303-297-2200

Website:	www.credopetroleum.com